As filed with the Securities and Exchange Commission on July 3, 2002
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

STANCORP FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Oregon	93-1253576
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1100 SW Sixth Avenue, Portland, Oregon 97204
(503) 321-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael T. Winslow
Vice President, General Counsel and Corporate Secretary
StanCorp Financial Group, Inc.
1100 SW Sixth Avenue, Portland, Oregon 97204
(503) 321-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ruth A. Beyer
John M. Schweitzer
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600, Portland, Oregon 97204
(503) 224-3380

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

Total	$1,000,000,000	$92,000

(1)
This registration statement covers such indeterminate principal amount or number of senior debt securities, subordinated debt securities, shares of Common Stock, shares of Preferred Stock and Warrants, as shall have an aggregate offering price not to exceed $1,000,000,000. Any securities under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum offering prices per security or unit will be determined, from time to time, by the Registrant in connection with the issuance of the securities registered under this registration statement.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer is not permitted.

Subject to Completion
Preliminary Prospectus Dated July 3, 2002

$1,000,000,000

STANCORP FINANCIAL GROUP, INC.

SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS

We may offer and sell from time to time senior debt securities, subordinated debt securities, common stock, preferred stock or warrants. We will provide specific terms of the offering and sale of these securities in supplements to this prospectus. These terms will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “SFG.” Our principal executive offices are located at 1100 SW Sixth Avenue, Portland, Oregon 97204 and our telephone number is (503) 321-7000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is                     , 2002.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $1,000,000,000. We may offer any of the following securities: senior debt securities, subordinated debt securities, common stock, preferred stock and warrants.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

As used in this prospectus, “StanCorp,” “we,” “us,” and “our” refer to StanCorp Financial Group, Inc. and its subsidiaries, unless the context otherwise requires.

THE COMPANY

StanCorp was incorporated under the laws of Oregon in 1998 as a parent holding company. Our significant subsidiaries include Standard Insurance Company (“Standard”); The Standard Life Insurance Company of New York; StanCorp Mortgage Investors, LLC (“StanCorp Mortgage Investors”); and StanCorp Investment Advisers, Inc. We are based in Portland, Oregon, and through our subsidiaries have operations throughout the United States.

Our largest subsidiary, Standard, underwrites group and individual disability and annuity products, and life and dental insurance for groups. Standard, founded in 1906, is domiciled in Oregon and licensed in 49 states, the District of Columbia and the U.S. Territory of Guam. Standard is an admitted reinsurer in the state of New York. The Standard Life Insurance Company of New York was organized in 2000, and is licensed to provide long term and short term disability, life, and accidental death and dismemberment insurance for groups in New York. The Standard is a service mark of StanCorp and its subsidiaries and is used as a brand mark and marketing name by Standard and The Standard Life Insurance Company of New York. We now have the authority to underwrite insurance products in all 50 states.

Our other subsidiaries provide complementary financial and management services. StanCorp Mortgage Investors has developed recognized expertise in originating, underwriting and servicing small commercial mortgage loans for the investment portfolios of the insurance subsidiaries, as well as generating fee income from the origination and servicing of commercial mortgage loans sold to institutional investors. StanCorp Mortgage Investors began operations in 1996 and, as of March 31, 2002, was servicing $2.04 billion in mortgage loans for subsidiaries of StanCorp and $519.4 million in mortgage loans for other institutional investors. StanCorp Investment Advisers, Inc. is an SEC registered investment adviser providing performance analysis, fund selection support and model portfolios to our retirement plan clients.

For additional information concerning our business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings, and descriptions of certain laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference that are listed under the caption “Where You Can Find More Information.”

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include additions to working capital or the financing of possible acquisitions.

The net proceeds may be invested temporarily until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges:

	Years Ended December 31,					Three Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
Ratio of earnings to fixed charges	54.3x	56.2x	57.9x	33.9x	39.3x	40.7x	46.2x

For the purpose of computing the ratio of earnings to fixed charges:

Earnings are defined as:

•	income from continuing operations before income taxes;

•	plus fixed charges; and

•	less capitalized interest.

Fixed charges are defined as the sum of the following:

•	interest, including capitalized interest, on all indebtedness;

•	amortization of debt issuance cost; and

•	that portion of rental expense which we believe to be representative of an interest factor.

We had no shares of preferred stock outstanding for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, we are authorized to issue up to 300,000,000 shares of common stock and 100,000,000 shares of preferred stock. As of June 30, 2002, we had 29,725,464 shares of common stock and no shares of preferred stock outstanding. We have reserved 500,000 shares of preferred stock for issuance as Series A Preferred Shares under our shareholder rights plan as described below.

The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our articles of incorporation, bylaws, the Oregon Business Corporation Act and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common Stock

Voting Rights.    Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the articles of amendment creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Dividends.    Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock. Beginning in 2002, our board of directors approved paying annual, rather than quarterly, dividends to shareholders. The declaration and payment of dividends in the future is subject to the discretion of the board of directors and it is anticipated that annual dividends will be paid in December of each year depending on our financial position, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by Standard and the ability of our insurance subsidiaries to maintain adequate capital and other factors deemed relevant by the board of directors.

Rights upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

Non-Assessable.    All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this prospectus will also be fully paid and non- assessable.

No Preemptive Rights.    Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock.

Listing.    Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “SFG.” Any additional common stock we issue under this prospectus will also be listed on the NYSE.

Preferred Stock

Our board of directors can, without approval of our shareholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series. If we offer a series of preferred stock, we will describe the specific terms of that series in a prospectus supplement, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into any other securities, and the terms and conditions of any such conversion;

•	the liquidation preference of the preferred stock; and

•	any additional rights, preferences and limitations of the preferred stock.

The description of the terms of a series of preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the articles of amendment relating to that series of preferred stock. The registration statement of which this prospectus forms a part will include the articles of amendment as an exhibit or as a document incorporated by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Any preferred stock will, when issued, be fully paid and non-assessable.

Antitakeover Provisions

Certain provisions in our articles of incorporation, bylaws and our shareholder rights plan may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. Certain provisions of the Oregon Business Corporation Act and the insurance laws in Oregon and New York may also have an antitakeover effect.

Classified Board of Directors; Removal.    Our articles of incorporation provide that our board of directors is divided into three classes as nearly equal in number as possible. The directors of each class are elected for three–year terms, and the terms of the three classes are staggered so that directors from a single class are elected at each annual meeting of shareholders. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes continuity of existing management. Our articles of incorporation also provide that directors may be removed only for cause at a meeting of shareholders called expressly for that purpose. This provision may have the effect of slowing or impeding a change in membership of the board of directors that would effect a change of control of StanCorp.

Filling of Vacancies on the Board.    Our articles of incorporation provide that the number of directors shall be not less than nine nor more than 21, and within such limits the exact number shall be fixed and increased or decreased from time to time by resolution of the board of directors. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the board of directors, the remaining directors if less than a quorum (by the vote of a majority thereof) or by a sole remaining director. If the vacancy is not so filled, it shall be filled by the shareholders at the next annual meeting of shareholders. The shareholders are not permitted to fill vacancies between annual meetings. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of shareholders to effect a change in management.

Supermajority Voting Requirement.    The provisions of our articles of incorporation governing the number of directors and the filling of vacancies and restricting the removal of directors without cause may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 70% of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Oregon Business Corporation Act for the repeal or amendment of such provisions of the articles of incorporation. Our bylaws may be amended by the board of directors or by the vote of holders of 70% of the shares then entitled to vote. These provisions make it more difficult for a person to remove or amend provisions having an antitakeover effect.

Advance Notice Requirements; Action by Written Consent.    Our bylaws provide for certain advance notice requirements for shareholder proposals and nominations for director. In addition, under our articles of incorporation and bylaws, action may not be taken by written consent of shareholders without a meeting unless such written consents are signed by all shareholders entitled to vote on the action to be taken. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for shareholder vote.

Ability to Issue Preferred Stock.    As discussed above, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to authorized but unissued shares of preferred stock and could issue that stock in either private or public transactions. Preferred stock could be issued for the purpose of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Rights Plan.    The board of directors has adopted a shareholder rights plan under which the board of directors declared a dividend of one Right for each outstanding share of common stock. Each Right entitles the registered holder to purchase from StanCorp one one-hundredth of a share of Series A Preferred Shares at a purchase price, subject to adjustment, initially set at $118.75. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between StanCorp and ChaseMellon Shareholder Services, Inc., as Rights Agent. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the Rights Agreement itself, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

Initially, the Rights are attached to the certificates representing outstanding shares of common stock, and no separate Rights certificates will be distributed. The Rights will separate from the common stock at the Distribution Date, which is defined to occur upon the earlier of:

•
the close of business on the tenth day after the first public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire from shareholders, beneficial ownership of 15% or more of the outstanding common stock (an “Acquiring Person”), or

•
the close of business on the tenth day after the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person, as such periods may be extended pursuant to the Rights Agreement.

Until the Distribution Date, (1) the Rights will be evidenced by and will be transferred with and only with such common stock certificates, (2) new common stock certificates will contain a legend incorporating the Rights Agreement by reference, and (3) the surrender for transfer of any certificate for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of its adoption, which is April 20, 2009, unless earlier redeemed by StanCorp as described below.

As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and thereafter the separate Rights certificates alone will represent the Rights. Except as otherwise determined by the board of directors, only common stock issued prior to the time the Rights become exercisable or issued upon exercise or conversion of rights, warrants, options or convertible securities issued prior to the time the Rights become exercisable will be issued with Rights.

In the event that any person becomes an Acquiring Person, each holder of a Right shall thereafter have the right to receive, upon exercise, in lieu of Series A Preferred Shares, common stock (or, in certain circumstances, cash, property or other securities of StanCorp) having a value equal to two times the exercise price of the Right. However, Rights are not exercisable as described in this paragraph until such time as the Rights are no longer redeemable by StanCorp as set forth below. Notwithstanding any of the foregoing, if any person becomes an Acquiring Person all Rights that are or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will become null and void.

In the event that, at any time following the Distribution Date, (1) StanCorp is acquired in a merger or other business combination transaction in which StanCorp is not the surviving corporation or in which shares of common stock are exchanged for stock or other securities or property, or (2) 50% or more of StanCorp’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

The purchase price payable, the number of one one-hundredths of a share of Series A Preferred Shares or other securities or property issuable upon exercise of the Right and the number of Rights outstanding, are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares or the common stock,

•
if holders of the Series A Preferred Shares are granted certain rights, options or warrants to subscribe for Series A Preferred Shares or convertible securities at less than the current market price of the Series A Preferred Shares,

•	if holders of common stock are granted certain rights, options or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock or

•
upon the distribution to holders of Series A Preferred Shares or common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Preferred Shares issuable upon exercise of a Right will be required until cumulative adjustments would require an increase or decrease of at least one percent in the purchase price or number of shares for which a Right is exercisable. No fractional shares of Series A Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Shares) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Shares on the last trading date prior to the date of exercise.

At any time until the earlier of (1) 10 days (or longer if extended pursuant to the terms of the Rights Agreement) after a person becomes an Acquiring Person and (2) the termination of the Rights Agreement, StanCorp may redeem the Rights in whole, but not in part, at a price of $.001 per Right (payable in cash, common stock or other consideration), appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof. Immediately upon the action of the board of directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

At any time after a public announcement that a person has become an Acquiring Person, the board of directors may exchange the Rights (other than Rights owned by such person or group which become void), in whole or in part, for shares of common stock or common stock equivalents, or any combination thereof, at an exchange ratio of one share of common stock (or such number of common stock equivalents or units representing fractions thereof having the same value as one share of common stock), per Right (subject to adjustment). Immediately upon the action of the board of directors ordering the exchange of any Rights, the right to exercise such Rights will terminate and the only right of the holders of such Rights will be to exchange such Rights for the amount of securities determined in accordance with the exchange ratio.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of StanCorp, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to StanCorp, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of StanCorp or for common stock of the acquiring company as set forth above.

The Series A Preferred Shares will be nonredeemable. The Series A Preferred Shares may rank on a lower priority in respect of the preference as to dividends and the distribution of assets with other classes or series of StanCorp’s preferred stock. Each share of Series A Preferred Shares will be entitled to an aggregate of 100 times the cash and noncash (payable in kind) dividends and distributions (other than dividends and distributions payable in common stock) declared on the common stock. In the event of liquidation, the holders of Series A Preferred Shares will be entitled to receive a liquidation payment in an amount equal to 100 times the payment made per share of common stock, plus an amount equal to declared and unpaid dividends and distributions thereon before any distribution may be made to the holders of shares of stock ranking junior to the Series A Preferred Shares. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A Preferred Shares will be entitled to receive 100 times the amount received per share of common stock. The dividend and liquidation rights of the Series A Preferred Shares are protected by antidilution provisions. Each share of Series A Preferred Shares will be entitled to 100 votes (subject to certain adjustments) on all matters submitted to the shareholders.

The shareholder rights plan is designed to protect shareholders of StanCorp in the event of unsolicited offers to acquire StanCorp and other coercive takeover tactics which, in the opinion of the board of directors, could impair its ability to represent shareholder interests. The provisions of the Shareholder Rights Plan may render an unsolicited takeover of StanCorp more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer StanCorp’s shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the shareholders.

Oregon Control Share Statutes.    StanCorp is subject to the Oregon Control Share Act (the “Control Share Act”). The Control Share Act generally provides that a person (the “Acquiror”) who acquires voting stock of an Oregon corporation in a transaction (other than a transaction in which voting shares are acquired from the issuing public corporation) that results in the Acquiror holding more than 20%, 33-1/3% or 50% of the total voting power of the corporation (a “Control Share Acquisition”) cannot vote the shares it acquires in the Control Share Acquisition (“control shares”) unless voting rights are accorded to the control shares by (1) the holders of a majority of the outstanding voting shares and (2) the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiror and shares held by StanCorp’s officers and inside directors. This vote would be required at the time an Acquiror’s holdings exceeded 20% of the total voting power, and again at the time the Acquiror’s holdings exceeded 33-1/3% and 50%, respectively. The term “Acquiror” is broadly defined to include persons acting as a group.

The Acquiror may, but is not required to, submit to StanCorp a statement setting forth certain information about the Acquiror and its plans with respect to StanCorp. The statement may also request that StanCorp call a special meeting of the shareholders to determine whether voting rights will be accorded to the control shares. If the Acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the Control Share Acquisition. If the Acquiror’s control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised “fair value” of their shares, which may not be less than the highest price paid per share by the Acquiror for the control shares.

Business Combinations Under Oregon Law.    StanCorp is also subject to certain provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders (the “Business Combination Act”). The Business Combination Act generally provides that if a person or entity acquires 15% or more of the outstanding voting stock of an Oregon corporation (an “Interested Shareholder”), the corporation and the Interested Shareholders, or any affiliated entity of the Interested Shareholders, may not engage in certain business combination transactions for three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include:

•	a merger or plan of share exchange with or caused by the Interested Shareholders;

•
any sale, lease, mortgage or other disposition of the assets of the corporation to or with an Interested Shareholder where such assets have an aggregate market value equal to 10% or more of the aggregate market value of such corporation’s assets or outstanding capital stock;

•	certain transactions that result in the issuance or transfer of capital stock of the corporation to the Interested Shareholders; and

•	receipt by the Interested Shareholder of the benefit of any loan, guarantee or any other financial benefit, except proportionately as a shareholder of the corporation.

These restrictions do not apply if:

•
the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans);

•
the board of directors approves the business combination or the transaction that resulted in the shareholder becoming an Interested Shareholder before the Interested Shareholder acquires 15% or more of the corporation’s voting stock; or

•
the board of directors and the holders of at least two–thirds of the outstanding voting stock of the corporation not owned by the Interested Shareholder approved the business combination after the Interested Shareholder acquires 15% or more of the corporation’s voting stock.

The Control Share Act and the Business Combination Act will have the effect of encouraging any potential acquiror to negotiate with our Board of Directors and will also discourage potential acquirors unwilling to comply with the provisions of these laws. These laws make us less attractive for takeover.

Fair Price Provision.    Our articles of incorporation further provide that if a person or entity acquires, directly or indirectly, beneficial ownership of 15% or more of the outstanding voting stock of StanCorp (a “Substantial Shareholder”), StanCorp and the Substantial Shareholder or any affiliate of the Substantial Shareholder may not engage in certain business combination transactions without the approval of at least 70% of the outstanding voting shares unless:

•
two-thirds of the directors who served on the board of directors immediately prior to the time when such person or entity became a Substantial Shareholder have approved, in advance, the transaction that caused such person or entity to become a Substantial Shareholders;

•
two-thirds of the directors who served on the board of directors immediately prior to the time when such person or entity became a Substantial Shareholder have approved such business combination with the Substantial Shareholder; or

•	certain equal price criteria are met.

Business combinations under this provision are generally of the same types as those covered by the Business Combination Act.

Restrictions on Acquisitions of Securities.    StanCorp owns all of the outstanding shares of capital stock of Standard Insurance Company and The Standard Life Insurance Company of New York. Under the Oregon demutualization statute, neither a person nor a group of persons acting in concert may acquire, through public offering, exchange or subscription rights or otherwise, more than 5% of the shares of capital stock of StanCorp or any subsidiary thereof (including Standard) during the five year period ending April 21, 2004 (five years after the demutualization of Standard), except with the approval of the Director of the Oregon Department of Consumer and Business Services (the “Oregon Department”). In addition, Oregon and New York laws applicable to StanCorp generally provide that no person may seek to acquire control of StanCorp, and thus indirect control of our insurance subsidiaries, without the prior approval of the Oregon Department and the New York Superintendent of Insurance. Generally, any person who directly or indirectly owns, controls, holds with power to vote, or holds proxies representing 10% or more of StanCorp’s voting securities would be presumed to have acquired such control, unless the Oregon Department and the New York Superintendent of Insurance upon application determine otherwise.

DESCRIPTION OF DEBT SECURITIES

General

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations.

We will issue the debt securities under an indenture or indentures between us and a commercial bank or trust company, or other duly qualified trustee, as trustee (each, a “Trustee”). Our senior debt securities will be issued under a Senior Indenture and our subordinated debt securities will be issued under a Subordinated Indenture. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “Indenture” and collectively as the “Indentures.” We have summarized select portions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read these Indentures for provisions that may be important to you.

We are a holding company. We derive substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent upon the earnings of our subsidiaries, and distributions of those earnings to us, and other payments or distributions of funds by our subsidiaries to us, including payments to us of principal and interest under intercompany indebtedness. Our subsidiaries are separate and distinct legal entities and will have no obligations, contingent or otherwise, to pay any dividends or make any other distribution (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due or to make specific funds available for such payments with respect to our debt securities. Various financing arrangements, regulatory restrictions, charter provisions and other instruments may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Except to the extent that we or our creditors have a priority or equal claim as a creditor directly against our subsidiaries, payments due on the debt securities effectively will be subordinated to the debt and preferred stock of the subsidiaries because, as the common shareholder of those subsidiaries, we will be subject to the prior claims of their creditors. In addition, our subsidiary, StanCorp Mortgage Investors, has guaranteed all of the obligations outstanding from time to time under our revolving credit agreement, and our subsidiary, Standard Insurance Company, has guaranteed these obligations to the extent they are in excess of $20 million. Our revolving credit agreement provides for $100 million of loans through May 31, 2003, when it terminates. As of June 30, 2002, our subsidiaries had approximately $10 million of debt outstanding. As of June 30, 2002, approximately $82 million was outstanding under our revolving credit agreement. Our debt securities effectively will also be subordinated to any of our secured indebtedness to the extent of any such security. Furthermore, our obligations with respect to any subordinated debt securities will be subordinate and junior in right of payment to our obligations under our senior debt, including the senior debt securities.

Terms

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

We can issue an unlimited amount of debt securities under the Indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement the aggregate principal amount and the specific terms of a particular series of debt securities being offered, including the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	any provisions relating to any security provided for the debt securities;

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any addition to or change in the events of default described in this prospectus or in the Indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the Indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the Indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the Indenture as it applies to that series; and

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

For subordinated debt securities, the applicable prospectus supplement will also describe (a) our right, if any, to extend the interest payment periods and the duration of such extension and (b) the subordination terms of our subordinated debt securities.

In addition, the Indenture allows us to issue convertible debt securities. Any conversion provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture relating to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the Indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. Our bylaws require authorization by the board of directors in order for us to borrow money or otherwise incur debt. The Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction or in the event of a change of control.

Subordination

The Subordinated Indenture provides that our subordinated debt securities are subordinate and junior in right of payment to all of our Senior Indebtedness (as defined below) as provided in the Subordinated Indenture. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all our Senior Indebtedness.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of our subordinated debt securities are entitled to receive or retain any payment. The rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on our subordinated debt securities are paid in full.

The term “Senior Indebtedness” shall mean, unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the Subordinated Indenture, with respect to us:

(1)  the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

(2)  all of our capital lease obligations;

(3)  all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)  all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5)  all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(6)  all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or assets (whether or not such obligation is assumed by us); and

(7)  any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the Subordinated Indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the Subordinated Indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders of subordinated debt securities.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of StanCorp, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the Trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of June 30, 2002, we had approximately $82 million of Senior Indebtedness outstanding.

As our subordinated debt securities will be issued by us, the subordinated debt securities effectively will be subordinate to all obligations of our subsidiaries, and the rights of our creditors, including holders of the subordinated debt securities, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations.

Form, Exchange, Registration and Transfer

Each series of debt securities will be issued in registered form and, unless otherwise specified in the applicable prospectus supplement, will be represented by one or more global certificates. If not represented by one or more global certificates, you may present debt securities for registration of transfer (with, if so required, a duly executed written instrument or instruments of transfer) or exchange, at the office of the registrar or at the office of any transfer agent designated for such purpose with respect to any series of debt securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agent (in addition to the registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any partial redemption, we shall not be required to (1) issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before any selection for redemption of debt securities of like tenor and of the series of which such debt security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of debt securities of like tenor and of such series to be redeemed and (2) register the transfer of or exchange any debt securities so selected for redemption, in whole or in part. We will be required to register the unredeemed portion of any debt security being redeemed in part.

Paying Agents and Payment

Unless otherwise indicated in the applicable prospectus supplement, the Trustee will act as paying agent with respect to the debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for each series of the respective debt securities.

Unless otherwise indicated in the prospectus supplement or unless the debt securities are represented by one or more global certificates, principal of and any premium and interest, if any, on debt securities will be payable, subject to any applicable laws and regulations, at the office of the paying agent for such debt securities except if we decide that your payments on the debt securities may be made:

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by checks mailed by the Trustee on the relevant payment date to the holders of the debt securities entitled to the payments at their registered addresses as specified in the register for such debt securities, or

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to a holder of $1,000,000 or more in aggregate principal amount of debt securities who has delivered a written request to the Trustee at least 14 days before the relevant payment date, electing to have payments made by wire transfer of immediately available funds to a designated account in the United States.

However, the payment of principal with respect to any debt security will be made only upon surrender of such debt security to the Trustee. Unless otherwise indicated in the prospectus supplement, payment of interest on any debt security on any interest payment date will be made to the person in whose name such debt security (or predecessor security) is registered at the close of business on the regular record date for such interest payment.

All moneys paid by us to a paying agent for the payment of the principal of or premium, if any, or interest on any debt security of any series that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to us. Thereafter the holder of such debt security will look only to us and not to a paying agent for payment of such debt security.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of debt securities. No such modification may, however, without the consent of the holder of each outstanding debt security affected thereby:

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extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

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reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•	reduce the requirements contained in the Indenture for quorum or voting; or

•	modify any of the above provisions.

In addition, we and the Trustee may execute, without the consent of any holder of debt securities (including the debt securities being offered hereby), any supplemental indenture for certain other usual purposes, including the creation of any new series of debt securities.

Events of Default

The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an “Event of Default” with respect to each series of debt securities:

•	default for 30 days in payment of interest on any debt security of such series;

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default in payment of principal or premium, if any, on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise;

•	default in other covenants (other than those specifically relating to one or more other series) for 90 days after notice;

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certain defaults with respect to our debt (other than the debt securities or other non-recourse debt) in any aggregate principal amount in excess of $30 million consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt; or

•	certain events in bankruptcy, insolvency or reorganization.

The holders of a majority in aggregate outstanding principal amount of any series of the debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. Either the Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the debt securities may declare the principal due and payable immediately upon an Event of Default with respect to such series. In the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, however, acceleration is automatic. The holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive an Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee.

The holders of a majority in aggregate outstanding principal amount of all series of the debt securities issued under the Indenture and affected thereby may, on behalf of the holders of all the debt securities of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. We are required to file annually with the Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indenture.

Consolidation, Merger and Sale

We may not (1) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other corporation, and (2) no corporation may merge with or into or consolidate with us unless:

•	immediately prior to and immediately after giving effect to such transaction, no Event of Default has occurred and is continuing;

•	we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, is incorporated in the United State of America or Canada and has expressly assumed by supplemental indenture all our obligations under the debt securities and the Indenture; and

•	we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Indenture.

Certain Covenants of StanCorp

Under the terms of the Indenture, except as otherwise specified in a prospectus supplement with respect to a particular series of debt securities, we will be subject to the following additional covenants:

Limitation on Liens.    So long as any debt securities are outstanding, neither we nor any of our subsidiaries will create, assume, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of:

•	Standard Insurance Company;

•	any successor to substantially all of the business of Standard Insurance Company which is also our subsidiary; or

•	any corporation having direct or indirect control of Standard Insurance Company or any such successor.

However, this restriction will not apply if the debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

Limitations on Dispositions of Stock of Certain Subsidiaries.    So long as any debt securities are outstanding and subject to the provisions of the Indenture regarding mergers, consolidations and sales of assets, neither we nor any of our subsidiaries will sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of:

•	Standard Insurance Company;

•	any successor to substantially all of the business of Standard Insurance Company which is also our subsidiary; or

•	any corporation having direct or indirect control of Standard Insurance Company or any such successor;

Except for, in each case, a sale or disposition:

•	to our wholly owned subsidiary;

•	for at least fair value (as determined by our board of directors acting in good faith); or

•	to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or the request of any of our subsidiaries.

Defeasance and Discharge

We may discharge certain obligations to holders of any series of debt securities issued under the Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. government obligations as trust funds in an amount certified by a nationally recognized firm of independent accounts to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

We may discharge certain obligations to holders of any series of debt securities not covered in the previous paragraph by (a) irrevocably depositing with the Trustee cash or U.S. government obligations as trust funds in an amount certified by a nationally recognized firm of independent accounts to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities, and (b) delivering to the Trustee an opinion of counsel stating that the holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge, and will be subject to federal income tax on the same amount, and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

In addition to discharging certain obligations under the Indenture as stated above, we will be deemed to have paid and discharged the entire indebtedness on the debt securities of such series if we satisfy the conditions in either of the two preceding paragraphs, except for the requirement of the opinion of counsel referred to in the immediately preceding paragraph, and if:

(1)  we deliver to the Trustee an opinion of counsel stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the Indenture, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (b) such deposit shall not result in us, the Trustee or the trust resulting from the defeasance being deemed an “investment company” under the Investment Company Act of 1940, as amended; and

(2)  no event or condition shall exist that would prevent us from making payments of the principal of (and premium, if any) or interest on the debt securities on the date of such deposit or at any time during the period ending on the ninety-first day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

In the event of any such defeasance and discharge of debt securities of such series, holders of debt securities of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the debt securities of such series.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

The Trustee, before default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. Subject to this, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Assignment

The Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not be assigned by the parties thereto.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred or common stock, either independently or together with other securities. Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of such warrant agreement and the warrants.

Each warrant will entitle the holder to purchase the number of shares of our preferred or common stock at the exercise price set forth in, or calculable as set forth in any applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in any applicable prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in any applicable prospectus supplement.

BOOK-ENTRY SYSTEM

Unless otherwise stated in the applicable prospectus supplement, book-entry securities for our stock and debt securities will be issued in the form of a global security and deposited with The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue security certificates to each holder. One or more global securities will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant’s accounts. This eliminates the need to exchange security certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

We will wire dividends, principal and interest payments to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any Paying Agent will have no direct responsibility or liability to pay amounts due on the global securities to beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any dividends, payment of principal or interest, to credit Direct Participant’s accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global securities and voting by participants, as is the case with securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

According to DTC, the foregoing information with respect to DTC has been provided to the Direct Participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Securities represented by a global certificate will be exchangeable for definitive securities with the same terms in authorized denominations only if:

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DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary in not appointed by us within 90 days; or

•	we determine to discontinue use of DTC’s book-entry system; or

•
an event of default occurs and is continuing with respect to the debt securities under the Indenture, and the holders of a majority in aggregate principal amount of the debt securities determine to discontinue use of DTC’s book-entry system.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways: (1) through underwriters or dealers; (2) directly to a limited number of institutional purchasers or to a single purchaser; or (3) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to us from such sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	the public offering price; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common shares, which are listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the prospectus supplement.

LEGAL OPINIONS

Stoel Rives LLP, Portland, Oregon, will pass upon the validity of the offered securities for us. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives of the SEC electronically.

The SEC allows us to “incorporate by reference” the information that we file with the SEC which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents previously filed with the SEC:

1.  our Annual Report on Form 10-K for the year ended December 31, 2001;

2.  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

3.  our Current Report on Form 8-K dated May 29, 2002; and

4.  our Proxy Statement dated March 29, 2002.

We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered are sold.

You may request a free copy of these filings by writing or telephoning us at the following address:

StanCorp Financial Group, Inc
Attention: Investor Relations
1100 SW Sixth Avenue
Portland, Oregon 97204
Telephone: (503) 321-7097

You should rely only on the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial position, results of operations and prospects may have changed since those dates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Registration fee	$92,000	*
Rating agency fees	500,000
Printing and delivery of registration statement, prospectus, certificates, etc.	100,000
Counsel fees	50,000
Accountants’ fees	5,500
Stock exchange listing fees	10,000
Trustee fees	7,500
Blue sky expenses	5,000
Miscellaneous expenses	5,000

Total	$775,000

*	Actual expenses; all other expenses are estimates.

Item 15.    Indemnification of Directors and Officers.

The Articles of Incorporation, as amended (“Articles”), of StanCorp Financial Group, Inc. (“StanCorp”) contain a provision that eliminates the personal liability of a director to StanCorp and its shareholders for monetary damages for conduct as a director, except to the extent not permitted by the Oregon Business Corporation Act (“OBCA”). If a director were to breach the duty of care in performing his or her duties as a director, neither StanCorp nor its shareholders could recover monetary damages from the director, and the only course of action available to the shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of duty. To the extent certain claims against directors are limited to equitable remedies, this provision may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their duty. Additionally, equitable remedies may not be effective in many situations. If a shareholder’s only remedy is to enjoin the completion of the board’s action, this remedy would be ineffective if the shareholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the shareholders and StanCorp would have no effective remedy against the directors. Under the Articles, liability for monetary damages remains for (i) any breach of the duty of loyalty to StanCorp or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of StanCorp’s stock under Section 60.367 of the OBCA, or (iv) any transaction from which the director derived an improper personal benefit.

StanCorp’s Articles and Bylaws require StanCorp to indemnify directors and officers to the fullest extent permitted by law or not prohibited by law, respectively. The right to and amount of indemnification ultimately will be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. It is likely, however, that the Articles would require indemnification at least to the extent that indemnification is authorized by the OBCA. The effect of the OBCA is summarized as follows:

(a)  The OBCA permits StanCorp to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, other than an action by or in the right of StanCorp, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of StanCorp, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement, conviction or plea of NOLO CONTENDERE or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

(b)  The OBCA permits StanCorp to grant a right of indemnification in respect of any proceeding by or in the right of StanCorp against the reasonable expenses (including attorneys’ fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of StanCorp, except that no indemnification may be granted if such person is adjudged to be liable to the Company unless permitted by a court.

(c)  Under the OBCA, StanCorp may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following:

(1)  the Board of Directors, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding,

(2)  if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding,

(3)  by special legal counsel selected by the Board of Directors or the committee thereof, as described in (1) and (2) above, or, if quorum cannot be obtained as in (1) and (2) above, by majority vote of the full Board of Directors, including directors part of the proceeding, or

(4)  by the shareholders.

Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (1) through (4) above, except that if the determination of such indemnification’s permissibility is made by special counsel, then authorization of indemnification and the determination of the reasonableness of such expenses is to be made by those entitled to select special counsel. A court can also order indemnification if the court determines that indemnification is mandatory by law, or is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

(d)  Under the OBCA, StanCorp may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of the director’s or officer’s good faith belief that he or she has met the prescribed standard of conduct and (ii) a written undertaking to repay the advance if it is ultimately determined that such person did not meet the standard of conduct.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise.

StanCorp has directors’ and officers’ liability insurance coverage that insures directors and officers of StanCorp against certain liabilities.

Item 16.    Exhibits and Financial Statement Schedules.

A list of exhibits included as part of this Registration Statement is set forth in an Exhibit Index, which immediately precedes such exhibits.

Item 17.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(B)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e)  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of that Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on July 3, 2002.

STANCORP FINANCIAL GROUP, INC.

By:	/s/ RONALD E. TIMPE
Ronald E. Timpe Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons on July 3, 2002 in the capacities indicated.

Signature	Title	Date

/s/ RONALD E. TIMPE Ronald E. Timpe	Chairman & Chief Executive Officer	July 3, 2002

/s/ ERIC E. PARSONS Eric E. Parsons	President & Chief Operating Officer	July 3, 2002

/s/ CINDY J. MCPIKE Cindy J. McPike	Vice President, Controller & Treasurer, Principal Accounting Officer	July 3, 2002

/s/ *VIRGINIA L. ANDERSON Virginia L. Anderson	Director	July 3, 2002

/s/ *FREDERICK W. BUCKMAN Frederick W. Buckman	Director	July 3, 2002

/s/ *JOHN E. CHAPOTON John E. Chapoton	Director	July 3, 2002

/s/ *BARRY J. GALT Barry J. Galt	Director	July 3, 2002

/s/ *RICHARD GEARY Richard Geary	Director	July 3, 2002

Signature	Title	Date

/s/ *WANDA G. HENTON Wanda G. Henton	Director	July 3, 2002

/s/ *PETER O. KOHLER Peter O. Kohler	Director	July 3, 2002

Jerome J. Meyer	Director	July 3, 2002

/s/ *RALPH R. PETERSON Ralph R. Peterson	Director	July 3, 2002

/s/ *E. KAY STEPP E. Kay Stepp	Director	July 3, 2002

Mike Thorne	Director	July 3, 2002

*By:	/s/ MICHAEL T. WINSLOW
Michael T. Winslow (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit No.	Description

+1(a)	Form of Underwriting Agreement relating to Common Stock

+1(b)	Form of Underwriting Agreement relating to Preferred Stock

+1(c)	Form of Underwriting Agreement relating to Debt Securities

**4(a)	Articles of Incorporation of StanCorp Financial Group, Inc., as amended, (Filed as Exhibit 4.1, Form 8-K dated May 7, 1999, File No. 1-14925)

**4(b)	Bylaws of StanCorp Financial Group, Inc. (Filed as Exhibit 3.1, Form S-1A, dated March 12, 1999, File No. 1-14925)

*4(c)	Form of Indenture relating to senior debt securities

*4(d)	Form of Indenture relating to subordinated debt securities

+4(e)	Form of supplemental indenture or other instrument establishing the issuance of one or more series of senior debt securities (including form of senior debt security)

+4(f)	Form of supplemental indenture or other instrument establishing the issuance of one or more series of subordinated debt securities (including form of subordinated debt security)

+4(g)	Form of Articles of Amendment for Preferred Stock, including Specimen Certificate

+4(h)	Form of Warrant Agreement and Trustee to be designated therein covering Common Stock Warrants to be offered hereunder, including Form of Common Stock Warrant attached thereto

+4(i)	Form of Warrant Agreement and Trustee to be designated therein covering Preferred Stock Warrants to be offered hereunder, including Form of Preferred Stock Warrant attached thereto

**4(j)	Form of Rights Agreement (Filed as Exhibit 4.2, Form 8-K dated May 7, 1999, File No. 1-14925)

*5	Opinion of Stoel Rives LLP

*10	Fourth and Fifth Amendments, dated June 29, 2002 and July 2, 2002, respectively, to the Credit Agreement among StanCorp Financial Group, Inc. and U.S. Bank National Association dated June 30, 2000.

*12	Statements re Computation of Ratios of Earnings to Fixed Charges

*23(a)	Consent of Deloitte & Touche LLP

*23(b)	Consent of Stoel Rives LLP (included in Exhibit 5 above)

*24	Powers of Attorney

*25(a)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Senior Indenture (Form T-1)

*25(b)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Subordinated Indenture (Form T-1)

*	Filed herewith.
**	Incorporated by reference.
+	To be filed pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if applicable.